Exhibit 10.1

AMENDMENT No. 1
TO
 CREDIT AGREEMENT AND WAIVER

          This Amendment No. 1 to Credit Agreement and Waiver, dated as of April 20, 2001 (the "Amendment"), among FARGO ELECTRONICS, INC., a Delaware corporation ("Company"), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the "Banks"), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, "LaSalle"), as Agent for the Banks and as the Issuing Bank, (the Banks, the Issuing Bank and the Agent being collectively referred to herein as the "Lender Parties") to that certain Credit Agreement dated as of September 15, 2000, among the Company, LaSalle, in its capacities as Agent, Issuing Bank, and as a Bank, and the other Banks (the "Original Agreement").

RECITALS:

          A.      The Company has requested that the Lender Parties waive certain Events of Default under the Original Agreement.

          B.       The Company has further requested that the Lender Parties amend certain Sections of the Original Agreement.

          C.      Subject to the terms and conditions of this Amendment, the Lender Parties will agree to the foregoing request of the Company.

          NOW, THEREFORE, the parties agree as follows:

          1.       Defined Terms.  All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

          2.       Amendment.  The Original Agreement is hereby amended as follows:

          (a)      The definition of "Borrowing Base" appearing in Section 1 is amended in its entirety to read as follows:

          "Borrowing Base means, at any date of determination, an amount equal to the sum of: (a) an amount (the "Accounts Receivable Availability") equal to 80% of the unpaid amount (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Accounts Receivable; plus (b) an amount (the "Inventory Availability") equal to the lesser of: (i) 50% of the value (net of such reserves and allowances as the Agent deems necessary in its reasonable discretion) of all Eligible Inventory valued at the lower of cost, determined on a first in first out basis, or market; or (ii) $1,500,000.00.  The amount of the Borrowing Base shall be determined periodically by the Agent from the most recent Borrowing Base Certificate and supporting reports delivered to the Agent pursuant to Section 10.1.6 and the components of such Borrowing Base determination shall be revised by the Agent in its reasonable discretion based on the results of the periodic inspections of the Company's books and records performed by, or on behalf of, the Agent pursuant to Section 10.2"

          (b)      The definition of "Computation Period" appearing in Section 1 is amended in its entirety to read as follows:

"Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter."

          (c)      The definition of "EBITDA" appearing in Section 1 is amended in its entirety to read as follows:

          "EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization and, solely for purposes of calculating financial covenant compliance for March 31, 2001, June 30, 2001 and September 30, 2001 Computation Dates, expenses accrued for consulting services provided by the Keystone Group during the period beginning on January 1, 2001 and ending on July 15, 2001."

          (d)      The definition of "Interest Period" appearing in Section 1 is amended in its entirety to read as follows:

          "Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, or three months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

          (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii)  any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii) the Company may not select any Interest Period for a Revolving  Loan which would extend beyond the scheduled Termination Date.

          (iv) the Company may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of the Term Loan having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment."

          (e)      The definition of "Loans" appearing in Section 1 is amended in its entirety to read as follows:

          "Loans means Revolving Loans and the Term Loans."

          (f)       The definition of "Revolving Commitment Amount" appearing in Section 1 is amended in its entirety to read as follows:

          "Revolving Commitment Amount means $5,000,000.00, as reduced from time to time pursuant to Section 6.1."

          (g)      The definition of "Termination Date" appearing in Section 1 is amended in its entirety to read as follows:

          "Termination Date means the earlier to occur of (a) April 1, 2002 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 12."

          (h)      Section 1 is further amended by inserting the following new definitions of "Collateral Access Agreement", "Eligible Accounts Receivable", "Eligible Inventory", "First Amendment", "Fixed Charge Coverage Ratio", and "Term Loan" in the appropriate alphabetical order:

          "Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory, acknowledges the Liens of the Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Agent access to and use of such real property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon."

          "Eligible Account Receivable means an Account Receivable owing to the Company which meets each of the following requirements:

          (1)      it arises from the sale of goods or the rendering of services by the Company; and if it arises from the sale of goods, (i) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Company has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

          (2)      it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

          (3)      it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

          (4)      there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto;

          (5)      the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless: (a) the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Agent; or (b) (i) is insured pursuant to a foreign credit insurance policy insuring against country and credit risk, satisfactory to the Agent in its sole discretion; and (ii) such insurance policy is duly assigned to the Agent pursuant to an assignment agreement that is acceptable to the Agent in its sole discretion; and provided, that any such Account Receivable shall only be deemed eligible to the extent of the applicable policy limits;

          (6)      it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

          (7)      it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Company (or by any agent or custodian of the Company ) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

          (8)      it arises in the ordinary course of business of the Company;

          (9)      if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Company has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;

          (10)    if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

          (11)    such Account Receivable is not more than the lesser of: (a) 60 days past the due date thereof; or (b) 90 days past the original invoice date thereof, in each case according to the original terms of sale;

          (12)    it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless such notice of business activities report has been duly and timely filed or the Company  is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

          (13)    the Account Debtor with respect thereto is not an Affiliate of the Company;

          (14)    it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is classified as ineligible under clause (11) of this definition; provided, that, the Agent, in its sole discretion, may agree to exclude certain past due Accounts Receivable from the calculation of the category of ineligible Accounts Receivable described in this clause (14) where the Company has: (a) informed the Agent that a specific Account Receivable's past due status arises out of a dispute or other special circumstances with the respective Account Debtor; and (b) provided Agent with such detailed information concerning such dispute or other special circumstances as Agent may request to make such a determination; it being understood, however, that notwithstanding any such determination of eligibility, the Agent will have the right to deem any such Accounts Receivable to be ineligible at any future date of determination; and

          (15)    if the aggregate amount of all Accounts Receivable owed by the Account Debtor thereon exceeds 25% of the aggregate amount of all Accounts Receivable at such time, then all Accounts Receivable owed by such Account Debtor in excess of such amount shall be deemed ineligible; provided, that, at the request of the Company, the Agent, in its sole discretion, may agree to deem Accounts Receivable owed by an Account Debtor that would otherwise be ineligible pursuant to this clause (15) to be eligible; it being understood, however, that notwithstanding any such determination of eligibility, the Agent will have the right to deem any such Accounts Receivable to be ineligible at any future date of determination.

An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable.  Further, with respect to any Account Receivable, if the Agent or the Required Banks at any time hereafter determine in their discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account Receivable shall cease to be an Eligible Account Receivable after notice of such determination is given to the Company."

          " Eligible Inventory means Inventory of the Company consisting of "card inventory," "printer ribbon inventory," "print heads inventory," or "overlaminate inventory," which meets each of the following requirements:

          (1)      it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

          (2)      it is saleable;

          (3)      it is in the possession and control of the Company and it is stored and held in facilities owned by the Company or, if such facilities are not so owned, the Agent is in possession of a Collateral Access Agreement with respect thereto;

          (4)      it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

          (5)      it is not subject to any agreement which would restrict the Agent’s ability to sell or otherwise dispose of such Inventory;

          (6)      it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

          (7)      it is not “in transit” to the Company  or held by the Company on consignment; and

          (8)      the Agent shall not have determined in its discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory."

          "First Amendment" means, that certain Amendment No. 1 to Credit Agreement and Waiver dated as of April 20, 2001, by and between the Company and the "Lender Parties" thereto."

          "Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA to (b) the sum for such period of (i) Interest Expense plus (ii) required payments of principal of Debt (including required payments of principal of the Term Loan but excluding required payments of principal of the Revolving Loans whether such Revolving Loan principal payments were made before or after the Effective Date of the First Amendment)."

      "Term Loan - see Section 2.1.3."

        (i)       Section 1 is further amended by deleting the definition of "Interest Coverage  Ratio".

        (j)       Section 2 is amended by adding a new Section 2.1.3 to read as follows:

"2.1.3 Term Loan Commitment.  Each Bank agrees to make a loan to the Company (each such loan a "Term Loan") on the "Effective Date" of the First Amendment (as such term is defined therein) in such Bank's Pro Rata Share of $19,000,000.00.  The Term Loan proceeds shall be used to refinance outstanding principal balances of the Revolving Loan on such Effective Date.  The commitments of the Banks to make Term Loans shall expire concurrently with the making of the Term Loans on such date."

        (k)      Section 2.2.1 is amended in its entirety to read as follows:

"2.2.1 Various Types of Loans.  Each Revolving Loan shall be, and each Term Loan may be, divided into tranches which are, either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that not more than four (4) different Groups of Eurodollar Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans."

        (l)       Section 3.1 is amended in its entirety to read as follows:

          "3.1    Notes.  The Loans of each Bank shall be evidenced by a promissory note (each a "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, payable to the order of such Bank in a face principal amount equal to the sum of such Bank’s Pro Rata Share of the Revolving Commitment Amount plus the principal amount of such Bank’s Term Loan, as follows:

          (a)      each Revolving Loan of such Bank shall be paid in full on the Termination Date; and

          (b)      the Term Loan of such Bank shall be paid in installments equal to such Bank’s Pro Rata Share of the aggregate principal amount of the installments of the Term Loans as set forth on Schedule 3.1."

        (m)     Section 6.1.2(b) is amended in its entirety to read as follows:

          "(b)    an amount (if any) equal to the Net Cash Proceeds  payable pursuant to a Mandatory Prepayment Event over the amount (if any) applied to prepay Term Loans pursuant to Section 6.2.2."

        (n)      Section 6.2.1 is amended in its entirety to read as follows:

          "6.2.1 Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided  that the Company shall give the Agent (which shall promptly advise each Bank) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which: (a) with respect to any prepayment of a Base Rate Loan, shall be a Business Day; or (b) with respect to any prepayment of a Eurodollar Rate Loan, shall be a Business Day corresponding to the end of the respective Interest Period), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000.00 or a higher integral multiple of $25,000.00."

        (o)      Section 6.2.2(a) is amended in its entirety to read as follows:

          "(a)     The Company shall make a prepayment of the Term Loans upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

          (i)       Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Sale, in an amount equal to 90% of such Net Cash Proceeds.

          (ii)      Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any issuance of equity securities of the Company or any Subsidiary (excluding (x) any issuance of shares of capital stock pursuant to any employee or director stock option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 25% of such Net Cash Proceeds."

        (p)      Section 6.3 is amended in its entirety to read as follows:

"6.3    All Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $100,000.00 or a higher integral multiple of $25,000.00.  Any partial prepayment of a Group of Eurodollar Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. All prepayments of Term Loans shall be applied first to the next two installments in the order of their maturities and, after such application, the remaining amount of such prepayment shall be applied to the remaining installments in the inverse order of their maturities."

        (q)      Section 7 is amended by adding a new Section 7.7 to read as follows:

"7.7    Authorization.  The Company hereby irrevocably authorizes the Agent and the Agent may, in its sole and absolute discretion, at any time and from time to time, pay all or any portion of any of the Company's obligations hereunder including, without limitation, interest, Attorney Costs and other fees, costs and expenses of the Agent for which the Company is liable pursuant to the terms of the Loan Documents, by charging any bank account of the Company maintained with Agent or any Bank or by advancing the amount thereof to the Company as a Revolving Loan and applying the proceeds of such Revolving Loan against such obligations; provided, however, that the provisions of this Section 7.7 shall not affect the Company's obligation to pay when due all amounts payable by the Company under any of the Loan Documents whether or not there are sufficient funds therefor in any such bank account of the Company with Agent or any Bank, or whether after making such Revolving Loan the Revolving Outstandings will exceed the lesser of: (a) the Revolving Commitment Amount; or (b) the Borrowing Base and provided, further, that the Agent shall give two days prior notice before charging any such account for the cost and expense of the Agent  referred to above.

        (r)      Section 10.1.3 is amended in its entirety to read as follows:

"10.1.3           Compliance Certificates; Accounts Payable Aging. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to  Section 10.1.1 and each set of monthly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such monthly statements and signed by a Designated Person, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of the Company's management setting forth a discussion of the Company's financial condition, changes in financial condition and results of operations, and accompanied by an accounts payable aging report dated as of such Fiscal Month end, in such detail as the Agent, in its reasonable discretion, may require."

        (s)      Section 10.1.6 is amended in its entirety to read as follows:

"10.1.6           Borrowing Base Certificates.  Within 15 days of the end of each Fiscal Month, a Borrowing Base Certificate dated as of the end of such Fiscal Month and executed by a Designated Person on behalf of the Company; provided that at any time an Event of Default exists, the Agent may require the Company to deliver Borrowing Base Certificates  more frequently.  Each Borrowing Base Certificate delivered pursuant to this Section 10.1.6 shall be accompanied by an accounts receivable aging dated as of such Fiscal Month ended and the Borrower shall deliver such reconciliations, reports, certificates and other supporting documentation as the Agent, in its reasonable discretion may require within thirty (30) days of such Fiscal Month end."

        (t)       The parenthetical clause appearing in Section 10.1.8 is amended in its entirety to read as follows:

"(including, without limitation, forecasted income statements, balance sheets, cash flows, and financial covenant compliance)"

        (u)      The final sentence of Section 10.2 is amended in its entirety to read as follows:

"All such inspections, appraisals, or audits by the Agent shall be at the Company's expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Agent for appraisals more frequently than twice each calendar year or for more than $10,000.00 per calendar year, with the inspection that is to be performed within 90 days of the Effective Date of the First Amendment not counting against such limit for the 2001 calendar year."

        (v)      Section 10.6.1 is amended in its entirety to read as follows:

"10.6.1        Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:
Computation Period Ending	Fixed Charge Coverage Ratio

March 31, 2001	3.00 to 1.00

June 30, 2001	2.50 to 1.00

September 30, 2001	2.25 to 1.00

December 31, 2001	2.00 to 1.00."

        (w)     Section 10.6.2 is amended by replacing the table of computation period ending dates and required ratios appearing therein to read as follows:
"Computation Period Ending	Total Debt to EBITDA Ratio

March 31, 2001	3.10 to 1.00

June 30, 2001	2.75 to 1.00

September 30, 2001	2.50 to 1.00

December 31, 2001	2.00 to 1.00."

        (x)      Section 10.6.3 is amended in its entirety to read as follows:

"10.6.3           Capital Expenditures.  Not permit the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year to exceed $1,500,000.00."

        (y)      Section 10.6 is further amended by adding a new Section 10.6.4 to read as follows:

"10.6.4         EBITDA.  Not permit EBITDA for the three consecutive months ending on any of the dates below to be less than the applicable amount set forth below for such period:
Months Ending	EBITDA

March 31, 2001 through, to and including May 31, 2001	$1,000,000.00

June 30, 2001 through, to and including March 31, 2002	$1,500,000.00."

        (z)      Section 10.7(b) is amended by changing the stated amount appearing therein from "$3,000,000.00" to "$500,000.00".

        (aa)    Section 12.1.8 is amended by changing the stated amount appearing therein from "$1,000,000.00" to "$500,000.00".

        (bb)    The Pricing Schedule attached to the Original Agreement is amended to conform to the Pricing Schedule (April, 2001) attached to the First Amendment as Exhibit A.

        (cc)    The Original Agreement is amended by adding a new Schedule 3.1, Term Loan Installments (April, 2001), in the form attached to the First Amendment as Exhibit B.

        (dd)    The Form of Compliance Certificate, attached to the Original Agreement as Exhibit B, is amended to conform to the Form of Compliance Certificate (April, 2001) attached to the First Amendment as Exhibit C.

        (ee)    The Form of Borrowing Base Certificate, attached to the Original Agreement as Exhibit D, is amended to conform to the Form of Borrowing Base (April, 2001) attached to the First Amendment as Exhibit D.

          3.       Conditions to Effectiveness.  This Amendment shall become effective on the date (the "Effective Date") when, and only when, the Agent shall have received:

        (a)      Counterparts of this Amendment executed by the Company and the Lender Parties;

        (b)      (i) a current schedule signed by a Designated Person describing all of the Company's and its Subsidiaries' United States patents and patent applications;  and (ii) an amendment to the Notice of Security Interest most recently filed in the United States Patent and Trademark Office conforming such filing to the scheduled patent and publicly available patent applications, each of which shall be in form and substance satisfactory to the Agent;

        (c)      an Amendment Fee of $25,000, payable to the Agent in immediately available funds for pro rata distribution to the Banks;

        (d)      a Borrowing Base Certificate dated as of March 31, 2001, in the form attached hereto as Exhibit D, together with an accounts receivable aging, and an accounts payable aging, each dated as of such date, and such other reconciliations, reports, certificates and other supporting documentation as the Agent, in its sole discretion may require;

        (e)      a complete and accurate summary of the property and casualty insurance program of the Company and its Subsidiaries as of the Effective Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self–insured retention, and a description in reasonable detail of any self–insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving the Company or any Subsidiary), together with: (i) a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries; and (ii) an endorsement from each issuer of an insurance policy to the Company (A) showing loss payable to the Agent with respect to each policy of property or casualty insurance and naming the Agent and each Bank as an additional insured with respect to each policy of insurance for liability for personal injury or property damage, (B) providing that 30 days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (C) reasonably acceptable in all other respects to the Agent.

        (f)       Such other documents or other items as LaSalle or any other Lender Party may reasonably request.

          4.       Representations and Warranties.  To induce the Lender Parties to enter into this Amendment, the Company represents and warrants to the Lender Parties as follows:

        (a)      The execution, delivery and performance by the Company of this Amendment and any other documents to be executed and/or delivered by the Company in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Company's articles of incorporation or bylaws, any agreement binding on or applicable to the Company or any of the Company's property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Company or of any of the Company's property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Company or any of the Company's property except pursuant to the Loan Documents;

        (b)      The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except to the extent that such representations and warranties relate solely to an earlier date;

        (c)      No events have taken place and no circumstances exist at the date hereof which would give the Company the right to assert a defense, offset or counterclaim to any claim by any Lender Party for payment of any obligation (monetary or otherwise) of Company under the Credit Agreement, any Note, or any other Loan Document or any other document or instrument executed in connection therewith and all Hedging Obligations owed to any Lender Party, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due; and

        (d)      The Original Agreement as amended by this Amendment and the other Loan Documents to which the Company is a party remain in full force and effect and are the legal, valid and binding obligations of the Company and are enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

          5.       Reference to and Effect on the Loan Documents.

        (a)      From and after the date of this Amendment, each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Original Agreement, and each reference to the "Agreement", "thereunder", "thereof", "therein" or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby.

        (b)      The execution, delivery and effectiveness of this Amendment shall not  operate as a waiver, except as expressly provided in Section 10 hereof, of any right, power or remedy of the any Lender Party under the Original Agreement or any other Loan Document, nor constitute a waiver of any provision of the Original Agreement or any such other Loan Document.

          6.       Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable costs and expenses of the Lender Parties in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys' fees and legal expenses.  In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lender Parties harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Company's paying or omission to pay, such taxes or fees.

          7.       Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

          8.       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          9.       Counterparts.  This Amendment may be executed in separate counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

          10.     Waiver.  On the Effective Date, the Lender Parties waive:

        (a)      the Event of Default under Section 12.1.1 of the Credit Agreement because of the Company's failure to comply with Section 6.2.2.(b) thereof requiring that the Company immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, on any day when the Revolving Outstandings exceed the Borrowing Base, for the period beginning on January 1, 2001, and ending on the Effective Date; and

        (b)      the Event of Default under Section 12.1.5 of the Credit Agreement because of the Company’s failure to comply with Section 10.1.8  thereof requiring the delivery of the Company’s financial projections within 30 days prior to the commencement of its 2001 fiscal year;

The Lender Parties' waiver is limited to the specific Events of Default described above and is not intended, and shall not be construed, to be a general waiver of any term or provision of the Original Agreement or a waiver of any other existing or future Unmatured Event of Default or Event of Default.

          11.     Conditions Subsequent.  As conditions subsequent to this Amendment (the "Conditions Subsequent"), the Agent and the  Banks require that by no later than:

        (a)      May 4, 2001, the Company deliver to the Agent original copies of resolutions of the Company's board of directors ratifying the execution and delivery of the Amendment substantially in the form provided by the Agent;

        (b)      May 15, 2001, agreements in form and substance satisfactory to the Agent that are duly-executed by the Company and each financial institution (other than the Agent) at which the Company or any Subsidiary maintains any lockbox, deposit account or other similar account as of the Effective Date, (i) acknowledging and consenting to the security interest of the Agent in such lockbox or account and all cash, checks, drafts and other instruments or writings for the payment of money from time to time therein, (ii) confirming such financial institution's agreement to follow the instructions of the Agent with respect to all such cash, checks, drafts and other instruments or writings for the payment of money following receipt from the Agent of notice of the occurrence of any Event of Default or Unmatured Event of Default and (iii) waiving all rights of setoff and banker's lien on all items held in any such lockbox or account (other than with respect to payment of fees and expenses for account services); and

        (c)      July 1, 2001, the Company: (i) enter into duly-executed cash management agreements with the Agent or a Bank; (ii) take steps to implement such cash management programs to the satisfaction of the Agent in its reasonable discretion; and (iii) deliver to the Agent a certificate signed by a duly authorized officer of the Company stating that, as of the date of execution of such certificate, the aggregate amount of all bank deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than a Bank is less than $100,000.00, together with a schedule listing all such deposits and the banks in which such deposits are maintained, including the name(s) of such depository banks, account numbers and such other related information as the Agent, in its sole discretion, may require;

        (d)      May 30, 2001, the Company delivered Collateral Access Agreements, in form and substance satisfactory to the Agent, in its sole discretion, executed by each landlord or lessor of any of the Company's or any of Subsidiaries' business locations; and

          If the Company does not satisfy any Condition Subsequent by the respective date set forth in Subsections (a), (b), (c) and (d) of this Section 11, then the interest rate applicable to each Loan shall be automatically increased by 2% and such increased rate of interest shall remain in effect until all the Conditions Subsequent are satisfied.

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

FARGO ELECTRONICS, INC.

By: /s/ Jeffrey D. Upin
Its: Vice President Administration and General Counsel

Subscribed and sworn to before me
this 20th  day of April, 2001.

/s/ Fred Ladner
Notary Public

LASALLE BANK NATIONAL ASSOCIATION, as Agent, Issuing Bank and as a Bank

By: /s/ Ann Pifer
Its: First Vice President

HARRIS TRUST AND SAVINGS BANK, as a Bank

By: /s/ Andrew Peterson
Its: Managing Director